EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of the 12th day of January 2009 (the “Effective Date”), between  China Yida Holding, Co. (the “Company”) and George Wung (the “Executive”).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Employment

The Company shall employ the Executive, and the Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period commencing on the Effective Date and ending on the fifth (5) anniversary thereof  (the “Employment Period”).

2.	Position and Duties

During the Employment Period, the Executive shall serve as the Chief Financial Officer of the Company. The Executive shall report to the President and Chief Executive Officer (the “CEO”) and shall devote her best efforts and her full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company. The Executive shall perform her duties and responsibilities to the best of her abilities in a diligent, trustworthy, businesslike and efficient manner and in compliance with applicable Company policies.

3.	Cash Compensation

(a) For the first, second and third year during the Employment Period, the Executive’s annual base salary shall be $60,000 (in US dollars), respectively, (the “Base Salary”). Salary shall be payable bi-weekly. The CEO periodically may review the Executive’s Base Salary for potential upward adjustment.

(b) In addition to the Base Salary, the Executive shall be eligible to receive an annual bonus at the end of each fiscal year during the Employment Period based upon the Executive’s performance and the Company’s operating results during such year.

4.	Stock Option

    The Executive shall receive certain stock options of the Company upon the Effective Date of this Agreement, subject to terms and conditions, to be determined by the Board of Directors (the “Board”), in its sole discretion.

         The Executive shall be entitled to vest his stock option three years after the commencement of his employment with the Company.

5.	Benefits

(a) During the Employment Period, the Executive shall be entitled to all benefits generally made available to the Company’s senior executives. During the Employment Period, the Executive shall be reimbursed for medical and health insurance premiums.

(b) During the Employment Period, the Executive shall be entitled to thirty (30) days of paid vacation per year in addition to the US public holidays. Unused vacation days may be carried over to the following year.

(c) During the Employment Period, the Executive shall be reimbursed for all reasonable business expenses incurred in connection with the performance of her duties for the Company.

(d) The Executive shall be reimbursed for expenses associated with H1B working visa transfer and for payments made to her prior employer associated with the U.S. permanent residency petition at the beginning of the employment with the Company.

6.	Termination

The Executive’s employment with the Company shall be terminated prior to the expiration of the Employment Period upon the occurrence of any one or more of the following events:

(a) Immediately, upon the Executive’s death.

(b) At the election of the Company, upon thirty (30) days’ prior written notice to the Executive, during the continuance of the Executive’s Disability (defined as permanent or long-term incapacity to perform the essential functions of the Executive’s job, with or without reasonable accommodation, as determined by the Board in its good faith judgment).

© At the election of the Company, upon thirty (30) day’s prior written notice to the Executive, with or without Cause.

In each case, the “Termination Date” shall be the date as of which the Executive’s employment terminates.

7.	Nondisclosure and Nonuse of Confidential Information

(a) The Executive will not disclose or use at any time, during the Employment Period and for a period of twelve (12) months thereafter, any Confidential Information (as defined below) of which the Executive is or becomes aware, whether or not such information is developed by her, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance of duties assigned to the Executive by the Company. The Executive will take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Executive shall deliver to the Company at the termination of the Employment Period or at any time the Company may request all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, work product or the business of the Company which she may then possess or have under her control.

(b) As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company in connection with its business, including but not limited to (i) information, observations and data obtained by the Executive while employed by the Company concerning the business or affairs of the Company, (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listing, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form. Confidential information will not include any information that has been published in a form generally available to the public prior to the date the Executive proposes to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

8.	Non-Solicitation; Non-Competition

(a) The Executive acknowledges that in the course of her employment with the Company she will become familiar with the Company’s Confidential Information and that her services will be of special, unique and extraordinary value to the Company. Therefore, the Executive agrees that, during the Employment Period and for a period of twelve (12) months following the termination of this Agreement, the Executive will not, without the prior written approval of the Company, on her own behalf or in the service of or on behalf of others, solicit, divert, or attempt to appropriate, to any competitor, any person or entity who is a customer of the Company or an actively sought prospective customer of the Company during the term of the Agreement.

(b) During the Employment Period and for a period of twelve (12) months thereafter, the Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company, on the one hand, and any employee thereof, on the other hand, (ii) hire any person who was an employee of the Company at any time during the Employment Period within one year of the termination of such person’s employment of the Company, or (iii) induce or attempt to induce any customer, supplier or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier or business relation, on the one hand, and the Company, on the other hand.

9.	Indemnification

The Company shall indemnify and hold the Executive to harmless to the full extent permitted by the Nevada Revised Statutes, and other relevant statutes. In addition, the Company may, for its own benefits, in its sole discretion, maintain “key-man” life and disability insurance policies covering the Executive.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

China Yida Holding, Co.

By:	/s/ Minhua Chen
Minhua Chen
Chairman & CEO

Executive

By:	/s/ George Wung
George Wung

4